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                                      Exhibit i

                        [ARM FINANCIAL GROUP, INC. LETTERHEAD]

April 1, 1999

National Integrity Life Insurance Company
15 Matthews Street, Suite 200
Goshen, NY 10924

Re:  Select Ten Plus Fund, LLC (the "Fund")

Dear Sirs:

This opinion is furnished in connection with the Registration Statement on Form N-1A for Select Ten Plus Fund, LLC filed under the Securities Act of 1933, 333-69843, and the Investment Company Act of 1940, 811-09179.

In rendering this opinion, I have examined such documents, records, and matters of law as I deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all facts set forth in the certificates delivered to us and the correctness of all written or oral statements made to us.

Based upon and subject to the foregoing, it is my opinion that the shares that will be issued by the Fund when sold will be legally issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the shares will be registered and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.

Sincerely,

/s/ Nancy E. Anderson
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Nancy E. Anderson
Assistant General Counsel